Exhibit 21

SUBSIDIARIES OF ABAKAN INC.


Abakan Inc.
Nevada Corp.
AMP Distributors Inc.
100% owned by Abakan
Cayman Island Corp.
MesoCoat Inc.
52.5% owned by Abakan
47.5% owned by Powdermet
Nevada Corp.
Powdermet Inc.
41% owned by Abakan
Delaware Corp.
AMP Distributors Inc. USA
100% owned by AMP Disrtibutors Inc
Nevada Corp.
MesoCoat Coating Services Inc.
100% owned by MesoCoat
Nevada Corp.
PT MesoCoat Indonesia
100% owned by MesoCoat
Indonesia Corp.
Terves Inc
100% owned by Powdermet
Nevada Corp.